Exhibit 99.1

TOUGHBUILT INDUSTRIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

●	Record fourth quarter year revenue of $24.6 million, or 105% year-over-year growth
●	Record full year revenue of $70 million, or 77.6% year-over-year growth

Lake Forest, CA, April 18, 2022 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. ("ToughBuilt") (NASDAQ: TBLT; TBLTW), today reported financial results for the fourth quarter and full year ended December 31, 2021.

Twelve Months Ended December 31, 2021 Financial Highlights:

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Revenues for the twelve months ended December 31, 2021, were approximately $70.0 million, an increase of 77.6% compared to the same period in 2020. The increase in revenue was primarily the result of wide acceptance of ToughBuilt products. This was a result of recurring orders from existing customers and addition of new customers and new product launches.

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Gross profit increased to approximately $19.1 million in the full year of 2021, compared to approximately $12.9 million in the full year of 2020. Gross profit margins for 2021 were 27.2%, compared to 32.6% in the full year of 2020. Margins continued to be affected by industry-wide supply chain disruptions, which have led to historically high shipping costs, as well as increased materials costs.

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Operating expenses were approximately $58.4 million in the full year of 2021, compared to approximately $27.3 million in the full year of 2020. The increase in operating expenses was primarily due to increased shipping costs, headcount, marketing and advertising, as well as fees related to sales through Amazon.com.

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Net loss attributable to common stockholders in the full year of 2021 was approximately $37.5 million, or $0.37 per share, compared to a net loss of approximately $18.6 million, or $0.68 per share in the full year of 2020.

Three Months Ended December 31, 2021 Financial Highlights:

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Revenues for the fourth quarter of 2021 increased 105% to $24.6 million, compared to $12.0 million in the fourth quarter of 2020. The increase in revenue was a result of recurring orders from existing customers and addition of new customers and new product launches.

Michael Panosian, ToughBuilt’s CEO, commented, “We closed 2021 with record sales of $70 million, in line with our expectations. Our current product lines and our newly launched  innovations continue to enjoy significant traction with our retailer partners and end users.” Panosian continued, “In 2022, we  expect to launch 5-10 new product lines and continue to expand our global distribution.”

Conference Call Information:

Michael Panosian, Chief Executive Officer, and Martin Galstyan, Chief Financial Officer, will host a conference call to review the Company’s financial and operating results at 5:00pm ET today.

To attend the conference call, please dial one of the teleconference numbers below or follow the live audio webcast here: Q4 Earnings Call. Attendees are encouraged to dial in to the conference call at least five minutes prior to the start time.

U.S. TOLL-FREE: 1-877-407-9716

INTERNATIONAL: 1-201-493-6779

To listen to a replay of the conference call, please dial one of the teleconference numbers below. The replay will also be available through the audio webcast link here: Q4 Earnings Call.

REPLAY U.S. TOLL-FREE: 1-844-512-2921

REPLAY INTERNATIONAL: 1-412-317-6671

REPLAY PIN: 13728919

ABOUT TOUGHBUILT INDUSTRIES, INC.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the impact of the worldwide COVID-19 pandemic and government actions, on our business, (ii) supply chain disruptions, (iii) market acceptance of our existing and new products, (iv) delays in bringing products to key markets; (v) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (vi) intense competition in our industry from much larger, multinational companies, (vii) product liability claims, (viii) product malfunctions, (ix) our limited manufacturing capabilities and reliance on subcontractors for assistance, (x) our efforts to successfully obtain and maintain intellectual property protection covering our products or defend ourselves from third parties’ infringement claims, (xi) our reliance on a single supplier for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to tariffs, foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xiv) changes in e-commerce marketplaces. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this press release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

Investor Relations Contact:
KCSA Strategic Communications
David Hanover
toughbuilt@kcsa.com

Source: ToughBuilt Industries, Inc